Exhibit 99.1

FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation	Carl Hymans
Bryan Flanagan, SVP/ Chief Financial Officer	G. S. Schwartz & Co.
814 723 3600	212-725-4500 carlh@schwartz.com
Blair Corporation Announces Preliminary Results of Tender Offer
WARREN, Pa., (August 17, 2005) – Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, today announced the preliminary results of its tender offer to purchase 4,400,000 shares of its common stock. The tender offer expired at 12:00 midnight, Eastern Daylight Time, on Tuesday, August 16, 2005 and has not been extended.
Based on a preliminary count by Computershare Trust Company of New York, the depositary for the tender offer, approximately 6,515,401 shares of common stock were properly tendered and not withdrawn. The proration factor and the number of shares purchased will be announced as soon as practical following completion of the verification process and confirmation by the depositary of the proper delivery of all shares tendered. Payment for the shares validly tendered and accepted for purchase under the tender offer and the return of any shares not accepted will occur promptly after such announcement.
The dealer manager for the tender offer was Stephens Inc., and the information agent was Georgeson Shareholder Communications, Inc.
ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs more than 2,000 people and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (AMEX:BL).
This release contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.